Exhibit 5.1

February 9, 2011

Elizabeth Arden, Inc.

2400 SW 145th Avenue

Miramar, Florida 33027

Ladies and Gentlemen:

We have acted as counsel to Elizabeth Arden, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the offer and sale by the Company of $250,000,000 aggregate principal amount of 7.375% Senior Notes due 2021 (the “Registered Notes”) to be issued under the Indenture, dated as of January 21, 2011 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (“Trustee”).

The Registered Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 7.375% Senior Notes due 2021 (the “Old Notes”) pursuant to the Registration Rights Agreement, dated as of January 21, 2011 (the “Registration Rights Agreement”), by and among the Company and J.P. Morgan Securities LLC, as representative of the initial purchasers. The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; (v) the form of Registered Notes set forth in the Indenture; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Notes are duly and validly authorized by the Company, and, when executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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